EXHIBIT 99.1

Zomedica Announces Record Second Quarter 2023 Financial Results: Revenue up 43% to $6.0 Million; Strong 67% Gross Margin & $142.4 Million in Liquidity

ANN ARBOR, MI / ACCESSWIRE / August 10, 2023 / Zomedica Corp. (NYSE American:ZOM) ("Zomedica" or the "Company"), a veterinary health company offering point-of-care diagnostics and therapeutic products for companion animals, today reported consolidated financial results for the quarter ended June 30, 2023. Amounts, unless specified otherwise, are expressed in U.S. dollars and presented under accounting principles generally accepted in the United States of America ("U.S. GAAP").

Larry Heaton, Zomedica's Chief Executive Officer, commented: "We are very pleased with our revenue of $6.0 million, representing our second highest revenue quarter to date and reflecting a $1.8 million and 43% increase over second quarter 2022 sales of $4.2 million. This was the second straight quarter in which we've set our highest revenue mark for that respective period.

"Therapeutic segment revenue, comprised of our PulseVet® and Assisi® products, continues to lead the way, coming in at $5.8 million for an increase of approximately 38% over second quarter 2022 revenue of $4.2 million.

"Diagnostic segment revenue, comprised of our TRUFORMA®, Revo Squared®, and VetGuardian® products, brought in $0.2 million, continuing its significant climb and nearly doubling our second quarter 2022 revenue of $0.1 million. We expect significant growth to continue now that we have launched both our VetGuardian and TRUVIEWTM products.

"Consumable revenue was $4.0 million, an increase of approximately 48% over second quarter 2022 revenue of $2.7 million. Capital revenue was $2.0 million, an increase of approximately 33% over second quarter 2022 revenue of $1.5 million. We expect to continue on this trajectory as we grow our installed base and utilization.

"Organic growth was approximately 16% over the second quarter of 2022, driven by 98% growth in TRUFORMA products and 14% growth in PulseVet products. Products that were not present during the second quarter of 2022, including Assisi, Revo Squared, and VetGuardian products, accounted for an additional $1.1 million in incremental sales in the second quarter of 2023.

"We were pleased with second quarter gross margins of 67%, especially considering one-time costs associated with our TRUVIEWTM launch, our TRUFORMA transition, and our efforts to fortify our supply chain to keep up with expected demand.

"Our transition of TRUFORMA product line research and development and manufacturing is proceeding to plan, and we expect to continue our path to margin improvement as this transition is completed.

"Following its first quarter launch, we have seen considerable interest in our VetGuardian zero-touch vital signs remote monitoring system and expect to increase revenue as we ramp up introduction of the product through our direct salesforce and U.S. animal health distributors.

"We introduced our TRUVIEW digital microscopy system in late June and are expanding this launch during the current quarter. Early feedback is consistent with macroeconomic trends showing a strong interest in the product's fully automated slide preparation, designed to significantly improve veterinarian practice workflow as well as to reduce the number of unreadable images due to suboptimal slide preparation. Please note that as we do not realize capital revenue as we place the systems, instead billing for monthly utilization, we expect revenues to commence in August and grow along with the installed base in the coming quarters.

"We continue to build our internal capabilities as we expanded sales territories, and added key members of the pathology team, including a Vice President of Clinical Operations and an experienced board-certified Head of Pathology to support pathology services associated with our TRUVIEW digital microscopy system.

"We continue with our due diligence around a potential acquisition of Structured Monitoring Products (SMP), makers of the VetGuardian zero-touch vital signs remote monitoring system and expect to move this process forward in the coming weeks.

"Overall, we are pleased with our progress through the second quarter and look forward to building on this growth trajectory as we introduce new product platforms into the market in 2023. We will continue to evaluate strategic business development and M&A opportunities to further bolster our overall growth opportunity in the large and growing animal health sector. We believe we continue to be well positioned to continue the momentum."

Second Quarter 2023 Financial Highlights

•	Revenue for the second quarter of 2023 was $6.0 million, an increase of 43% compared to second quarter 2022 sales of $4.2 million, primarily driven by:

○	Growth in Therapeutic segment revenue from PulseVet and Assisi product sales to $5.8 million, an increase of approximately 38% over the second quarter of 2022; and
○	Growth in Diagnostic segment revenue from TRUFORMA, Revo Squared, and VetGuardian product sales to $0.2 million, an increase of 100% over second quarter 2022 revenue.

•	Gross margin was 67% for the second quarter of 2023. Adjusting for one-time cost events and mix impacts would bring our gross margin for the quarter over 70%.

•

Zomedica ended the second quarter with $142.4 million in cash, cash equivalents, and available for sale securities. Cash used in the second quarter was $5.1 million, including $2.1M for acquisition, investment, and one-time items with the remaining $3.0M used for operating expenses.

Summary Second Quarter 2023 Results

Revenue for the three months ended June 30, 2023, was $6.0 million, compared to $4.2 million for the three months ended June 30, 2022, an increase of $1.8 million or approximately 43%. The increase was primarily due to the inclusion of our Assisi, Revo Squared, and VetGuardian products, which were not part of our consolidated figures as of June 30, 2022.

In general, we expect revenue to increase in subsequent periods as we benefit from expanded product lines from our recent acquisitions, increased sales / marketing / commercialization efforts, and our move to full sales territory deployment and execution. In addition, sales generally increase sequentially after the second quarter with historical high points in the fourth quarter.

Cost of revenue was $2.0 million, compared to $1.2 million for the three months ended June 30, 2022, an increase of $0.8 million or 67%. Margins remained strong at 67% and we expect them to return to historic levels in the coming quarters. Adjusting for one-time cost events and mix impacts would bring our gross margin for the quarter over 70%.

Operating expenses were $10.8 million, compared to $8.9 million for the three months ended June 30, 2022, an increase of $1.9 million or 21%.

Research and development expense was $0.9 million, compared to $0.3 million for the three months ended June 30, 2022, an increase of $0.6 million or 200%. The increase was primarily driven by our continued buildup of internal capabilities to develop, test, and manufacture our next generation of TRUFORMA and other diagnostic products.

SG&A expense was $9.9 million, compared to $8.6 million for the three months ended June 30, 2022, an increase of $1.3M or 15%

•	The Sales and Marketing portion of the $9.9M was $3.1 million or approximately 31% of total SG&A. This compares to $1.4 million for the three months ended June 30, 2022, or 16% of total SG&A. The increase was primarily driven by the hiring of eight additional salespeople, as well as increased marketing campaigns/attendance at tradeshows to build brand awareness and recognition of our expanding suite of products.

•	The remaining portion of the $9.9 million relates to non-commercial general and administrative expense, which was $6.8 million for the three months June 30, 2023. This compares to $7.2 million for the three months ended June 30, 2022, a decrease of $0.4M or 6%. We continue to be pleased with the leverage we're seeing in the administrative portion of this cost category despite the ramp up in our salesforce and the increases in non-recurring charges and other growth / integration related expenses.

Net loss for the three months ended June 30, 2023, was $5.3 million, or $0.005 per share, the same as a net loss of $5.3 million, or $0.005 per share, for the three months ended June 30, 2022.

*Non-GAAP EBITDA loss (which includes adjustments for stock compensation) for the three months ended June 30, 2023, was $3.7 million compared to a loss of $2.7 million for the three months ended June 30, 2022. When adjusting for one-time items associated with our Qorvo / TRUFORMA related transition, our transition to a new Chief Financial Officer, adjustments associated with our Revo earnout liability, and one-off consulting work, our **Adjusted Non-GAAP EBITDA loss was $3.1 million.

Liquidity and Outstanding Share Capital

Zomedica had cash, cash equivalents, and available-for-sale securities of $142.4 million as of June 30, 2023, compared to $186.8 million as of June 30, 2022. The decrease in cash was primarily driven by the acquisitions of our Assisi and Revo platforms, Qorvo related transition payments, and general operating activity.

•	Net cash used in operating activities for the six months ended June 30, 2023 was $7.9 million, compared to $6.5 million for the six months ended June 30, 2022, an increase in cash used of $1.4 million or 22%. The increase in cash used in operations primarily resulted from the losses noted above and non-cash impacts associated with our investment portfolio and stock compensation programs. When adjusted for cash spent on investments, acquisition related activities, and one-time items, our normalized operating burn was ~$3M, slightly lower than prior quarter and in line with expectations.

•	Net cash for investing activities for the six months ended June 30, 2023 was an inflow of $8.5 million, compared to cash used of $1.6 million for the six months ended June 30, 2022, an increase in cash of $10.1 or 631%. The increase in cash obtained in investing activities primarily resulted from the maturity of available for sale securities offset by payments for Qorvo licenses and the buildup of construction in progress related to our MyZomedica platform and production of TRUVIEW devices for launch preparation.

•	There was no cash used in financing activities for the six months ended June 30, 2023 or 2022.

As of June 30, 2023, Zomedica had 979,949,668 common shares issued and outstanding.

For complete financial results, please see Zomedica's filings on EDGAR and SEDAR or visit the Zomedica website at www.zomedica.com.

About Zomedica

Based in Ann Arbor, Michigan, Zomedica (NYSE American: ZOM) is a veterinary health company creating diagnostic and therapeutic products for horses, dogs, and cats by focusing on the unmet needs of clinical veterinarians. Zomedica's product portfolio includes innovative diagnostics and medical devices that emphasize patient health and practice health. Zomedica's mission is to provide veterinarians the opportunity to increase productivity and grow revenue while better serving the animals in their care. For more information, visit https://www.zomedica.com.

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Reader Advisory

Except for statements of historical fact, this news release contains certain "forward-looking information" or "forward-looking statements" (collectively, "forward-looking information") within the meaning of applicable securities law. Forward-looking information is frequently characterized by words such as "plan", "expect", "project", "intend", "believe", "anticipate", "estimate" and other similar words, or statements that certain events or conditions "may" or "will" occur and include statements relating to our expectations regarding future results. Although we believe that the expectations reflected in the forward-looking information are reasonable, there can be no assurance that such expectations will prove to be correct. We cannot guarantee future results, performance, or achievements. Consequently, there is no representation that the actual results achieved will be the same, in whole or in part, as those set out in the forward-looking information.

Forward-looking information is based on the opinions and estimates of management at the date the statements are made, including assumptions with respect to economic growth, demand for the Company's products, the Company's ability to produce and sell its products, sufficiency of our budgeted capital and operating expenditures, the satisfaction by our strategic partners of their obligations under our commercial agreements, our ability to realize upon our business plans and cost control efforts and the impact of COVID-19 on our business, results and financial condition.

Our forward-looking information is subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those anticipated in the forward-looking information. Some of the risks and other factors that could cause the results to differ materially from those expressed in the forward-looking information include, but are not limited to: the finalization of the accounting procedures necessary to report our financial results for 2023, the application of generally accepted accounting principles, which are highly complex and involve many subjective assumptions, estimates, and judgments, uncertainty as to whether our strategies and business plans will yield the expected benefits; uncertainty as to the timing and results of development work and verification and validation studies; uncertainty as to the timing and results of commercialization efforts, as well as the cost of commercialization efforts, including the cost to develop an internal sales force and manage our growth; uncertainty as to our ability to successfully integrate acquisitions; uncertainty as to our ability to supply products in response to customer demand; uncertainty as to the likelihood and timing of any required regulatory approvals, and the availability and cost of capital; the ability to identify and develop and achieve commercial success for new products and technologies; veterinary acceptance of our products; competition from related products; the level of expenditures necessary to maintain and improve the quality of products and services; changes in technology and changes in laws and regulations; our ability to secure and maintain strategic relationships; performance by our strategic partners of their obligations under our commercial agreements, including product manufacturing obligations; risks pertaining to permits and licensing, intellectual property infringement risks; risks relating to any required clinical trials and regulatory approvals; risks relating to the safety and efficacy of our products, the use of our products, intellectual property protection; risks related to re-emergence of new strain of COVID-19 or from any other infectious diseases; risks related to volatile macroeconomic conditions and financial markets, increased inflation, and increasing interest rate environment; , and the other risk factors disclosed in our filings with the SEC and under our profile on SEDAR at www.sedar.com. Readers are cautioned that this list of risk factors should not be construed as exhaustive.

The forward-looking information contained in this news release is expressly qualified by this cautionary statement. We undertake no duty to update any of the forward-looking information to conform such information to actual results or to changes in our expectations except as otherwise required by applicable securities legislation. Readers are cautioned not to place undue reliance on forward-looking information.

Investor Relations Contacts:

Dave Gentry

RedChip Companies Inc.

1-800-RED-CHIP (733-2447)

Or 407-491-4498

ZOM@redchip.com

Non-GAAP Measures

Non-GAAP EBITDA, Adjusted Non-GAAP EBITDA, and other measures presented on an adjusted basis are not recognized terms under U.S. GAAP and do not purport to be alternatives to the most comparable U.S. GAAP amounts. Since all companies do not use identical calculations, our definition and presentation of these measures may not be comparable to similarly titled measures reported by other companies. Management uses the identified non-GAAP measures to evaluate the operating performance of the Company and its business segments and to forecast future periods. Management believes these non-GAAP measures assist investors and other interested parties in evaluating Zomedica's on-going operations and provide important supplemental information to management and investors regarding financial and business trends relating to Zomedica's financial condition and results of operations. Investors should not consider these non-GAAP measures as alternatives to the related GAAP measures. Reconciliations of non-GAAP measures to their closest U.S. GAAP equivalent are presented below.

* Non-GAAP EBITDA is defined as net loss and comprehensive loss excluding amortization, depreciation, non-cash stock compensation, and taxes while reversing out the benefits derived from interest income.

** Non-GAAP Adjusted EBITDA is defined as Non-GAAP EBITDA, as defined above, excluding expenses related to the transition of TRUFORMA development and manufacturing capabilities, our transition to a new Chief Financial Officer, and adjustments associated with our Revo earnout liability valuation.

	For the Three Months Ended
	As Presented	One-Time Items	Adjusted	As Presented
	6/30/2023	6/30/2023	6/30/2023	6/30/2022

Net revenue	$6,020	$-	$6,020	$4,246
Cost of revenue	1,972	-	1,972	1,240
Gross profit	4,048	-	4,048	3,006

Expenses
General and administrative	6,833	(352)	6,481	7,195
Research and development	859	(228)	631	319
Selling and marketing	3,098	-	3,098	1,372
Loss from operations	(6,742)	580	(6,162)	(5,880)
Interest income	1,460	-	1,460	277
Interest expense	(62)	-	(62)	-
Gain (loss) on disposal of assets	1	-	1	(1)
Other loss	-	-	-	1
Foreign exchange loss	17	-	17	(52)
Loss before income taxes	(5,326)	580	(4,746)	(5,655)
Income tax expense (benefit)	(77)	-	(77)	(382)
Net loss	(5,249)	580	(4,669)	(5,273)
Unrealized gains, change in fair value of available-for-sale securities, net of tax	(8)	-	(8)	-
Change in foreign currency translation	(47)	-	(47)	(40)
Net loss and comprehensive loss	$(5,304)	$580	$(4,724)	$(5,313)

Adjustments (Non-Cash)
Amortization	$1,293	$-	$1,293	$759
Depreciation	65	-	65	71
Stock Compensation	1,725	-	1,725	2,492
Subtotal	$(2,221)	$580	$(1,641)	$(1,991)

Interest	$(1,398)	$-	$(1,398)	$(277)
Taxes	(77)	-	(77)	(382)
Non-GAAP Adjusted EBITDA	$(3,696)	$580	$(3,116)	$(2,650)

SOURCE: Zomedica Corp.